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                                                                   EXHIBIT 23.1


The Board of Directors
Hawaiian Airlines, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Hawaiian Airlines, Inc., registering 780,494 shares of Common Stock and 780,494 Preferred Stock Purchase Rights pursuant to the Hawaiian Airlines, Inc. 401(k) Savings Plan, of our reports dated March 15,
1996, relating to the balance sheets of Hawaiian Airlines, Inc. as of December 31, 1995 and 1994, and the related statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 1995, the period September 12, 1994 through December 31, 1994, the period January 1, 1994 through September 11, 1994, and for the year ended
December 31, 1993, and relating to the financial statement schedule for the three-year period ended December 31, 1995, which reports appear in the December 31, 1995 annual report on Form 10-K of Hawaiian Airlines, Inc.

Our reports dated March 15, 1996, indicate that the financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start accounting and, as a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company.

In addition, our reports dated March 15, 1996, contain an explanatory paragraph that states that the Company's recurring losses from operations, deficit working capital and limited sources of additional liquidity raise substantial doubt about its ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


                                                 /s/ KPMG Peat Marwick LLP


Honolulu, Hawaii
August 6, 1996